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                                  NEWS RELEASE
                                January 18, 2001

FOR IMMEDIATE RELEASE                               Contact: Michael J. Blodnick
---------------------                                             (406) 756-4242
                                                                        James H.
                                                                        Strosahl
                                                                  (406) 756-4263

                              GLACIER BANCORP, INC.
             ANNOUNCES EXPECTED EARNINGS FOR QUARTER AND YEAR ENDED
                                DECEMBER 31, 2000


KALISPELL, MONTANA, Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today that it expects record earnings for the year 2000 of $14.003 million compared to $12.352 million for the year 1999, an increase of 13 percent. The Company also expects record fourth quarter earnings of $3.730 million, an increase of 23 percent over the prior year's quarterly earnings of $3.029 million.

For the year 2000, the Company expects fully diluted record earnings per share of $1.21 compared to 1999's fully diluted earnings per share of $1.07, an increase of 13 percent. For the fourth quarter fully diluted earnings per share are expected to be $0.32, compared to $0.27 in the same quarter last year, an increase of 18 percent.

Total assets at year-end were approximately $1.05 billion, up from $974 million at the prior year-end. The Company plans to report its complete fourth quarter and year-end results on February 2, 2001 following the completion of its annual audit.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business through Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, Big Sky Western Bank, all located in Montana, and Mountain West Bank located in Idaho.

The discussion above may include certain "forward looking statements" concerning the future operations of the Company. The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform act of 1995 as they apply to forward looking statements. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements". Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected.